Exhibit 10.10

SLM Corporation Deferred Compensation Plan for Key Employees
(As Established Effective May 1, 2014 and Amended June 25, 2015)
Article 1.PURPOSE
Section 1.1.    SLM Corporation offers the SLM Corporation Deferred Compensation Plan for Key Employees (the “Plan”) to certain key employees for the purpose of planning for retirement and other personal expenses on a tax-favored basis. The Plan is effective May 1, 2014 (the “Effective Date”). Section 2.1 of the Plan was amended June 25, 2015.
The Plan represents the assumption and continuation of a portion of the former SLM Corporation Deferred Compensation Plan for Key Employees (the “Predecessor Plan”) pursuant to the Separation and Distribution Agreement, dated as of April 28, 2014, by and among SLM Corporation, New BLC Corporation (“SLM BankCo”), and Navient Corporation. The Predecessor Plan, originally known as the SLM Holding Corporation and USA Education, Inc. Deferred Compensation Plan for Key Employees, first became effective January 1, 1998, and was thereafter amended and renamed. The liabilities for Predecessor Plan participants set forth on Appendix A have been transferred to the Plan as of the Effective Date.
With respect to amounts deferred hereunder that are subject to Code Section 409A, as amended, and any regulations and other official guidance issued thereunder (generally, amounts deferred on and after January 1, 2005 and the earnings thereon), applicable provisions of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, with respect to amounts deferred under the Predecessor Plan and transferred to this Plan that are not subject to Code Section 409A (“Grandfathered Funds”), it is intended that the terms of the Predecessor Plan in effect on October 3, 2004, and not Code Section 409A and related official guidance, shall apply with respect to such Grandfathered Funds.
ARTICLE 2.    DEFINITIONS
Section 2.1.    The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
Affiliate. “Affiliate” means any firm, partnership, or corporation that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company, provided such Affiliate is designated as such by the Committee. “Affiliate” also includes any other organization similarly related to the Company that is designated as such by the Committee.

Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Section 13.3.
Board. “Board” means the Board of Directors of SLM Corporation.
Bonus. “Bonus” means any cash performance-based compensation earned pursuant to the SLM Corporation Management Incentive Plan, any successor plan to the SLM Corporation Management Incentive Plan, and any other performance-based compensation designated by the Committee as eligible to be deferred pursuant hereto.
Bonus Deferral. “Bonus Deferral” means that portion of Bonus which a Participant has made an election to defer receipt of pursuant to the terms of this Plan.
Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
Committee. “Committee” means the SLM Corporation Retirement Committee, or such other committee whose members may be appointed by and serving at the pleasure of the management-level Enterprise Risk Committee of the Company.
Company. “Company” means SLM Corporation and any Affiliate, unless the Affiliate has made an affirmative election not to adopt the Plan. A Company may revoke its participation in the Plan at any time, but until such revocation, all the provisions of the Plan and amendments thereto shall apply to the Eligible Employees of the Company. In the event a Company revokes its participation in the Plan, the Plan shall be deemed terminated only with respect to such Company.
Disabled. “Disabled” has the meaning giving in Code Section 409A and the guidance issued thereunder.
Distribution Date. “Distribution Date” has the meaning set forth in the Separation Agreement.
Distribution Option. “Distribution Option” means one of the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option, both described in Section 7.
Distribution Option Account. “Distribution Option Account” or “Account” means the account or accounts established on behalf of a Participant, on the books of the Company, pursuant to Section 5.1, which shall be comprised of a Retirement Distribution Account and/or one or more In-Service Distribution Accounts.
Distribution Option Period. “Distribution Option Period” means, with respect to the In-Service Distribution Account only, a period of five Plan Years for which an Eligible Employee elects, in the Enrollment Agreement for the first such Plan Year, the time and manner of payment of amounts credited to the Eligible Employee’s In-Service Distribution Option Account for all Plan Years in the Distribution Option Period.

Earnings Crediting Options. “Earnings Crediting Options” means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Distribution Option Account.
Eligible Employee. “Eligible Employee” means an Employee who is a member of the group of selected management and/or highly compensated Employees of the Company and who is designated by the Committee as eligible to participate in the Plan.
Employee. “Employee” means any individual employed by the Company, in accordance with the personnel policies and practices of the Company, including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Employee” for purposes of the Plan, the individual must be a member of a group of “key management or other highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended.
End Termination Date. “End Termination Date” means the date of termination of a Participant’s Service with the Company and its Affiliates and shall be determined without reference to any compensation continuation arrangement or severance benefit arrangement that may be applicable.
Enrollment Agreement. “Enrollment Agreement” means the authorization, in form and substance, satisfactory to the Committee, which an Eligible Employee files in order to participate in the Plan.
Grandfathered Funds. “Grandfathered Funds” means amounts deferred under the Predecessor Plan before January 1, 2005 (and the earnings credited thereon before, on or after January 1, 2005) for which (i) the Participant had a legally binding right as of December 31, 2004, to be paid the amount, and (ii) such right to the amount was earned and vested as of December 31, 2004, and was credited to the Participant’s Account balance hereunder.
In-Service Distribution Account. “In-Service Distribution Account” means the account maintained on behalf of a Participant for each Distribution Option Period to which Salary and/or Bonus Deferrals are credited, pursuant to the In-Service Distribution Option.
In-Service Distribution Option. “In-Service Distribution Option” means the Distribution Option, pursuant to which benefits are payable in accordance with Section 7.2.
Participant. “Participant” means an Eligible Employee who has filed a complete Enrollment Agreement with the Committee or its designee, in accordance with the provisions of Section 4, and who is making Salary and/or Bonus Deferrals into the Plan. In the event that the Participant becomes incompetent, the term shall mean his personal representative or guardian, who shall have the rights of a Participant, except the right to change the form and timing of the commencement of benefits elected by the Participant on the Enrollment Agreement. In the event of the death of a Participant, the term shall mean his Beneficiary, who shall have the rights of a Participant, except the right to change the form and timing of the commencement of benefits elected by the Participant on the Enrollment Agreement. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Account.
Plan. “Plan” means this plan, called the SLM Corporation Deferred Compensation Plan for Key Employees, as established effective May 1, 2014, and as thereafter amended from time to time.
Plan Year. “Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31.
Post-Distribution Navient Share Price. “Post-Distribution Navient Share Price” means the volume-weighted average of the “when issued” trading price on NASDAQ of a share of common stock of Navient Corporation on the five trading days ending on the Distribution Date.
Post-Distribution SLM BankCo Share Price. “Post-Distribution SLM BankCo Share Price” means the volume-weighted average of the “ex-dividend” trading price on NASDAQ of a share of common stock of SLM BankCo on the five trading days ending on the Distribution Date.
Pre-Distribution SLM BankCo Share Price. “Pre-Distribution SLM BankCo Share Price” means the sum of the Post-Distribution SLM BankCo Share Price and the Post-Distribution Navient Share Price.
Retirement Distribution Account. “Retirement Distribution Account” means the account maintained on behalf of a Participant to which Salary and/or Bonus Deferrals and Supplemental Company Contributions are credited, pursuant to the Retirement Distribution Option.
Retirement Distribution Option. “Retirement Distribution Option” means the Distribution Option, pursuant to which benefits are payable in accordance with Section 7.1.
Salary. “Salary” means the total amount of cash remuneration paid by the Company to an Eligible Employee for any calendar year of employment as base salary and/or severance payments, including the Participant’s contributions of Salary under this Plan, any elective deferrals, as defined in section 402(g) of the Code, and any compensation contributed on behalf of an Eligible Employee to any cafeteria plan, as defined in section 125 of the Code, maintained by the Company or an Affiliate, but not taking into account any fringe benefits, moving and relocation expenses and other forms of welfare benefits.
Salary Deferral. “Salary Deferral” means that portion of Salary as to which a Participant has made an annual election to defer receipt of, pursuant to the terms of this Plan.
Sallie Mae. “Sallie Mae” means SLM Corporation.

Separation Agreement. “Separation Agreement” means Separation and Distribution Agreement, dated as of April 28, 2014, by and among SLM Corporation, SLM BankCo, and Navient Corporation.
Service. “Service” means the period of time during which an employment relationship exists between an Employee and the Company, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. “Service” also includes employment with an Affiliate if an Employee transfers directly between the Company and the Affiliate.
Specified Employee. “Specified Employee” means a person identified in accordance with procedures adopted by the Committee that reflect the requirements of Code Section 409A(a)(2)(B)(i) and applicable guidance thereunder.
Supplemental Company Contributions. “Supplemental Company Contributions” means those contributions made by the Company and credited to the Retirement Distribution Account of certain Participants, pursuant to Section 4.4.
Termination of Employment. “Termination of Employment” or “Terminates Employment” means a termination of employment or other separation from Service from the Company as described in Code Section 409A and the regulations thereunder.
Valuation Date. “Valuation Date” means the last day of any Plan Year and any other date selected by the Committee.
ARTICLE 3.    ADMINISTRATION OF THE PLAN AND DISCRETION
Section 3.1.    The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan, and to make any other determinations and to take any other actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case lie within its sole discretion, and shall be final, conclusive and binding upon any Company, the Board, all Employees, all Beneficiaries of Employees and all persons and entities having an interest therein. Notwithstanding any provision in this Plan to the contrary, the Committee shall have no authority to take any action or make any decision which impacts solely on the Plan benefits of the members of the Committee. In addition, no member of the Committee shall have authority to take action or make any decision which impacts solely on the Plan benefits of the member of the Committee.
Section 3.2.    Members of the Committee shall serve without compensation for their services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Company.

Section 3.3.    Sallie Mae shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct. Except as otherwise provided by law, no person who is a member of the Committee or who is an employee, officer and/or director of the Company, will incur any liability whatsoever on account of any matter connected with or related to the Plan or the administration of the Plan, unless such person has acted in bad faith, or has willfully neglected his duties, in respect of the Plan.
Section 3.4.    Any decisions, actions or interpretations to be made under the Plan by the Committee shall be made in its respective sole discretion, not as a fiduciary, and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.
ARTICLE 4.    PARTICIPATION
Section 4.1.    Election to Participate: Salary Deferrals. Annually, all Eligible Employees will be offered the opportunity to defer Salary to be earned in the following Plan Year. Any Eligible Employee may enroll in the Plan, effective as of the first day of a Plan Year, by filing a complete and fully executed Enrollment Agreement with the Company’s Human Resources Department or a Plan administrator selected by the Company by a date established by the Committee, but in no event later than the last day of the preceding Plan Year. Pursuant to said Enrollment Agreement, the Eligible Employee shall elect (a) the percentage of Salary to be deferred (pursuant to payroll reduction, and after required payroll taxes have been deducted), such percentage to be stated as a whole number, and (b) the Distribution Option applicable to such Salary Deferrals. A Participant shall allocate his or her Salary Deferrals between the Distribution Options in increments of ten percent; provided, however, that 100 percent of such deferrals may be allocated to one or the other of the Distribution Options.
The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Company to the Eligible Employees prior to the commencement of a Plan Year.
Once a Participant files an Enrollment Agreement with respect to Salary to be earned in the subsequent Plan Year, he may not change the percentage of Salary to be deferred or the allocation of such deferrals between the Distribution Options.
For the avoidance of doubt, Enrollment Agreements filed by Participants pursuant to the Predecessor Plan with respect to Salary for the 2014 Plan Year will be continued and implemented under this Plan.
Section 4.2.    Election to Participate: Bonus Deferrals. Annually, all Eligible Employees will be offered the opportunity to defer Bonus earned in such Plan Year and payable in the following Plan Year. Except as provided below with respect to Bonuses that qualify as performance-based compensation under Code Section 409A, by December 31 of each year or such other earlier date as the Committee may determine, each Participant may authorize, by filing an Enrollment Agreement with the Company, to defer all or a portion of his Bonus that would otherwise be payable for services performed in the twelve-month period beginning on the January 1 immediately following such December 31. In the case of any Bonus that is designated by the Company as a performance-based Bonus and which qualifies as performance-based compensation under Code Section 409A and any guidance issued thereunder, a Participant’s deferral election with respect to all or a portion of his or her Bonus must be made, in accordance with Treasury Regulation §1.409A-2(a)(8), by filing an Enrollment Agreement with the Company, no later than the date that is six months before the end of the performance period related to such Bonus (which performance period shall be not less than 12 months) or such other earlier date designated by the Company. Pursuant to said Enrollment Agreement, the Eligible Employee shall elect (a) the percentage of Bonus to be deferred (pursuant to payroll reduction, and after required payroll taxes have been deducted), such percentage to be stated as a whole number, and (b) the Distribution Option applicable to such Bonus Deferrals. A Participant shall allocate his or her Bonus Deferrals between the Distribution Options in increments of ten percent; provided, however, that 100 percent of such deferrals may be allocated to one or the other of the Distribution Options.
The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Company to the Eligible Employees prior to the commencement of a Plan Year.
Once a Participant files an Enrollment Agreement with respect to Bonus earned in the Plan Year, he may not change the percentage of Bonus to be deferred or the allocation of such deferrals between the Distribution Options.
For the avoidance of doubt, Enrollment Agreements filed by Participants pursuant to the Predecessor Plan with respect to Bonus for the 2014 Plan Year will be continued and implemented under this Plan.
Section 4.3.    Newly Eligible Employees. The Committee may, in its discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a complete and fully executed Enrollment Agreement, in accordance with Sections 4.1 and 4.2, as soon as practicable following the date the Employee becomes an Eligible Employee but, in no event later than 30 days after such date. Any election by an Eligible Employee, pursuant to this Section, to defer Salary shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed. Notwithstanding anything in this Section to the contrary, a newly Eligible Employee shall not be eligible to elect to defer any Bonus earned in the Plan Year in which he first becomes an Eligible Employee, if he becomes an Eligible Employee after June 30 of the Plan Year.
Section 4.4.    Supplemental Company Contributions. The Company may make a Supplemental Company Contribution, if necessary, to make up for any contributions under the Company’s 401(k) savings plan that a Participant would have received in such plan if he had not elected to make Salary Deferrals or Bonus Deferrals pursuant to the terms of this Plan. Any Supplemental Company Contribution shall be credited to the Retirement Distribution Account.
Section 4.5.    Transfers from Other Plans of Deferred Compensation. The Company may credit an Eligible Employee with an amount under this Plan equal to the amount credited under a prior plan of deferred compensation maintained by the Company or its predecessor on behalf of a selected group of management and highly compensated employees. Any such amount shall be credited to the Retirement Distribution Account.
ARTICLE 5.    DISTRIBUTION OPTION ACCOUNTS
Section 5.1.    Distribution Option Accounts. The Company shall establish on its books a hypothetical account for a Participant. This account shall be referred to as the Distribution Option Account. Each Distribution Option Account shall be comprised of one or more sub-accounts. One sub-account shall be referred to as the Retirement Distribution Account. Generally, the distribution of amounts credited to the Retirement Distribution Account shall be subject to Section 7.1. The other sub-accounts shall be referred to as In-Service Distribution Accounts. One InService Distribution Account shall be established for each live-year Distribution Option Period. Supplemental Company Contributions, when credited, are credited only to the Retirement Distribution Account.
Section 5.2.    Earnings on Distribution Option Accounts. A Participant’s Distribution Option Account shall be credited with earnings in accordance with the Earnings Crediting Options, elected by the Participant from time to time, until such Account is fully distributed. Participants may allocate their Retirement Distribution Account and/or each of their In-Service Distribution Accounts among the Earnings Crediting Options available under the Plan only in accordance with rules and procedures adopted by the Committee. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of such Earnings Crediting Option, and shall equal the total return of such Earnings Crediting Option, net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.
Section 5.3.    Earnings Crediting Options. Notwithstanding that the rates of return credited to Participants’ Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the Earnings Crediting Options, the Company shall not be obligated to invest any Salary or Bonus Deferrals, Supplemental Company Contributions, or any other amounts, in such Earnings Crediting Options.
Section 5.4.    Changes in Earnings Crediting Options. Subject to limitations set forth in Section 12, a Participant may change the Earnings Crediting Options to which his Distribution Option Account is deemed to be allocated with whatever frequency is determined by the Committee, which shall not be less than four times per Plan Year. Each such change may include (a) reallocation of the Participant’s existing Retirement Distribution Account and In-Service Distribution Accounts among the Earnings Crediting Options, and/or (b) reallocation of Earnings Crediting Options with respect to amounts to be credited to the Participant’s Account in the future, as the Participant may elect. Any such change must be in accordance with the rules and procedures adopted by the Committee.
Section 5.5.    Valuation of Accounts. The value of a Participant’s Distribution Option Account as of any Valuation Date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2 through the Valuation Date preceding such date, less the amounts therefore deducted from such Account.
Section 5.6.    Statement of Accounts. The Committee shall provide to each Participant, not less frequently than annually, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Option Account.
Section 5.7.    Distribution from Accounts. The Participant’s Distribution Option Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan. Any distribution made to or on behalf of a Participant from his Distribution Option Account in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.
ARTICLE 6.    DISTRIBUTION OPTIONS
Section 6.1.    Election of Distribution Option. In the first Enrollment Agreement filed with the Committee, an Eligible Employee shall elect the time and manner of payment pursuant to which the Eligible Employee’s Distribution Option Account will be paid. The Eligible Employee may elect that deferrals be paid either in accordance with the Retirement Distribution Option, or the InService Distribution Option. Any deferrals to be paid in accordance with the Retirement Distribution Option shall be maintained in the Retirement Distribution Account. Any deferrals to be paid in accordance with the In-Service Distribution Option shall be maintained in an In-Service Distribution Account, one such In-Service Distribution Option being established for each Distribution Option Period.
Section 6.2.    Retirement Distribution Option. Initial elections as to time and manner of payment for a Retirement Distribution Account shall be applicable to all amounts in the Retirement Distribution Account. An election to change the time and manner of payment of amounts deferred into the Retirement Distribution Account: 1) must delay distribution of such amount for at least 5 years beyond the original distribution date; 2) must be made at least 12 months before the original distribution date; and 3) will not be effective until 12 months after the Participant makes the new election. Once a Participant Terminates Employment, he may change his election with respect to the timing and manner of payment of his Retirement Distribution Account but only in accordance with the requirements described in this Section 6.2.

Section 6.3.    In-Service Distribution Option. The time and manner of payment elected with respect to an In-Service Distribution Account must be elected on the Enrollment Agreement at the time Salary or Bonus Deferrals are first directed into the In-Service Distribution Account. The election of the time and manner of payment will be applicable to all amounts in the In-Service Distribution Account and cannot be changed until the Distribution Option Period has terminated and a new Distribution Option Period has begun, at which time, a new In-Service Distribution Account shall be established for future deferrals. An election to change the time and manner of payment of amounts deferred into the In-Service Distribution Account: 1) must delay distribution of such amount for at least 5 years beyond the original distribution date; 2) must be made at least 12 months before the original distribution date; and 3) will not be effective until 12 months after the Participant makes the new election.
Amounts credited to the In-Service Distribution Account must remain in the In-Service Distribution Account for at least two years. In the event a Participant’s In-Service Distribution Account includes amounts deferred within two years of the date on which the Participant has elected a distribution of his In-Service Distribution Account, deferrals in an amount equal to the deferrals made within the prior two-year period, measured from the date of distribution, and earnings attributable to such amounts, shall remain credited to the In-Service Distribution Account until all such deferrals have been credited to the Plan for two years, at which time, they shall be distributable as soon as administratively feasible in accordance with the Participant’s election.
ARTICLE 7.    DISTRIBUTION OF BENEFITS TO PARTICIPANTS
Section 7.1.    Benefits Under the Retirement Distribution Option. Benefits under the Retirement Distribution Option shall be paid to a Participant as follows. The Participant’s Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant in accordance with Section 6.2: (i) in a lump sum, (ii) in annual installments, or (iii) in accordance with any formula elected by the Participant that is mathematically derived and is acceptable to the Company’s Human Resources Department or a Plan administrator selected by the Company; except that amounts deemed to be allocated to SLM Corporation stock as an Earnings Crediting Option shall be made in a lump sum in SLM Corporation stock as provided in Section 12. A Participant’s Retirement Distribution Account must be distributed in full before the end of the fortieth year following the year in which the Participant Terminates Employment.
Except as provided in Section 12.1, the Participant’s Retirement Distribution Account shall be distributed as elected by the Participant in accordance with Section 6.2: (1) 12 months following Termination of Employment, or (2) January 31st of the year following the year in which the Participant attains a stated age, as elected by the Participant and at least 12 months following Termination of Employment. Notwithstanding the foregoing, any distribution of amounts in excess of Grandfathered Funds made to a Specified Employee as a result of the Specified Employee’s separation from Service may not be made earlier than the first day of the seventh month following the Specified Employee’s date of separation from Service.
A lump sum benefit shall equal the value of the Retirement Distribution Account as of the Valuation Date immediately preceding the date of payment. The first annual installment payment shall equal (i) the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement, pursuant to which such Retirement Distribution Account was established. The remaining annual installments shall equal (i) the value of such Retirement Distribution Account as of the Valuation Date immediately preceding Plan Year divided by (ii) the number of installments remaining.
With respect to Grandfathered Funds, a Participant may accelerate the distribution of his Retirement Distribution Account balance upon the occurrence of a Change in Control. With respect to amounts in excess of Grandfathered Funds, a Participant’s Retirement Distribution Account balance shall become immediately due and payable upon the occurrence of a Change in Control only if the Change in Control satisfies the requirements of Code Section 409A(a)(2)(A)(v) (and the guidance issued thereunder). For purposes of this Section 7.1, a Change in Control means a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with the requirements of Code Section 409A.
Section 7.2.    Benefits Under the In-Service Distribution Option. Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

(a)
In-Service Distributions. In the case of a Participant who continues in Service with the Company, the Participant’s In-Service Distribution Account for any Distribution Option Period shall be paid to the Participant between January 1 and January 31 of the Plan Year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, in one lump sum or in annual installments payable over 2, 3, 4, or 5 years. Any lump sum benefit payable in accordance with this paragraph shall be paid between January 1 and January 31 of the Plan Year elected by the Participant in accordance with Section 6.3, in an amount equal to the value of such In-Service Distribution Account as of the Valuation Date immediately preceding the date of payment Annual installment payments, if any, shall commence between January 1 and January 31 of the Plan Year as elected by the Participant in accordance with Section 6.3, in an amount equal to (i) the value of such In-Service Distribution Account as of the Valuation Date immediately preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. The remaining annual installments shall be paid between January 1, and January 31 of each succeeding year in an amount equal to

(i) the value of such InService Distribution Account as of the Valuation Date immediately preceding Plan Year divided by (ii) the number of installments remaining.

(b)
A Participant may also elect on the Enrollment Agreement to have his In Service Distribution Account paid in the form of a lump sum if he should Terminate Employment prior to his Retirement. With regard to amounts deferred into an In-Service Distribution Account constituting Grandfathered Funds, such lump sum will be distributed in Sallie Mae common stock no later than 60 days following termination of Service for Participants who are Executive Officers for purposes of proxy disclosure. For other Participants, such lump sum will be distributed as soon as administratively feasible following the date that is 12 months from the End Termination Date and such an election shall be subject to the provisions of Section 6.3. Notwithstanding the foregoing, any distribution made to a Specified Employee as a result of the Specified Employee’s separation from Service may not be made earlier than the first day of the seventh month following the Specified Employee’s date of separation from Service.

(c)
With respect to Grandfathered Funds, a Participant may accelerate the distribution of his In-Service Distribution Account balance upon the occurrence of a Change in Control. With respect to amounts in excess of Grandfathered Funds, a Participant’s In-Service Distribution Account balance shall become immediately due and payable upon the occurrence of a Change in Control only if the Change in Control satisfies the requirements of Code Section 409A(a)(2)(A)(v) (and the guidance issued thereunder). For purposes of this Section 7.2(c), a Change in Control means a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with the requirements of Code Section 409A.

ARTICLE 8.    DISABILITY
Section 8.1.    In the event a Participant becomes Disabled, the Participant’s right to make any further deferrals under this Plan shall terminate. The Participant’s Retirement Distribution Account, if any, shall be distributed to the Participant in accordance with Section 7.1. The Participant’s In-Service Distribution Accounts, if any, will be distributed to the Participant in accordance with Section 7.2(a), without regard to the fact that the Participant became Disabled.
ARTICLE 9.    SURVIVOR BENEFITS
Section 9.1.    Death of Participant Prior to the Commencement of Benefits. In the event of a Participant’s death prior to the commencement of benefits in accordance with Section 7, benefits shall be paid to the Participant’s Beneficiary, as determined under Section 13.3, pursuant to Section 9.2 or 9.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant. The Participant’s Beneficiary shall be treated as the Participant for purposes of the Plan and shall have the authority to elect the Earnings Crediting Options in the same manner as the Participant. In addition, the Beneficiary may elect to receive an accelerated distribution, pursuant to Section 11, or an Emergency Benefit, pursuant to Section 10. However, the Beneficiary shall not be entitled to change the form and timing of distribution as elected on the Enrollment Agreement.
Notwithstanding any provisions in this Section 9 to the contrary, in the event there is no designated Beneficiary, or the Beneficiary has predeceased the Participant, the Participant’s Distribution Option Account shall be distributed to the Participant’s estate in the form of a lump sum as soon as administratively feasible following the Participant’s death.
Section 9.2.    Survivor Benefits Under the Retirement Distribution Option. A Participant may elect on the Enrollment Agreement the time and manner of payment of his Retirement Distribution Account in the event he dies prior to the commencement of distributions from such Retirement Distribution Account pursuant to Section 7.1. The Participant may elect that his Retirement Distribution Account be paid to his Beneficiary (a) in a lump sum as soon as practicable following the Participant’s death, or (b) in the form, and at the time, that the Retirement Distribution Account would have been payable to the Participant. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the election of the Participant.
Section 9.3.    Survivor Benefits Under the In-Service Distribution Option. A Participant may elect on the Enrollment Agreement the time and manner of payment of his In-Service Distribution Account in the event he dies prior to the commencement of distributions from such In-Service Distribution Account pursuant to Section 7.2. The Participant may elect that his In-Service Distribution Account be paid to his Beneficiary (a) in a lump sum as soon as practicable following the Participant’s death, or (b) in the form, and at the time, that the In-Service Distribution Account would have been payable to the Participant. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the election of the Participant.
Section 9.4.    Death of Participant After Benefits Have Commenced. In the event a Participant dies after annual installments from his Distribution Option Account have commenced, but before the entire balance of such Account has been paid, any remaining installments shall continue to be paid to the Participant’s Beneficiary, as determined under Section 13.3, at such times and in such amounts as they would have been paid to the Participant had he survived.
ARTICLE 10.    EMERGENCY BENEFIT
Section 10.1.    In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the vested portion of his Distribution Option Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 13.9 (the “Emergency Benefit”), and after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). An unforeseeable financial emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or of a Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of events that may constitute an unforeseeable financial emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)). Whether a Participant is faced with an unforeseeable financial emergency will be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable financial emergency may not be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan. Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, in the order in which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts the In-Service Accounts, the Retirement Distribution Account may be accessed. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit in accordance with this Section, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further Salary or Bonus Deferrals for the remainder of such Plan Year.

The amount available for distribution of amounts deferred under the Plan not constituting Grandfathered Funds on account of an unforeseeable financial emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), and shall be determined in accordance with Code Section 409A and the regulations thereunder. In all events, distributions due to an unforeseeable financial emergency shall be made solely in accordance with the provisions of Code Section 409A and related official guidance.
ARTICLE 11.    ACCELERATED DISTRIBUTION FOR AMOUNTS DEFERRED BEFORE JANUARY 1, 2005
Section 11.1.    Availability of Withdrawal prior to the Commencement of Distributions. With regard to Grandfathered Funds deferred into a Participant’s Distribution Option Account, upon the Participant’s written election, the Participant may elect to withdraw all or a portion of the amounts at any time prior to the time such Distribution Option Account is otherwise payable under the Plan, provided the conditions specified in Sections 11.3, 11.4, and 11.5 are satisfied. However, no amount may be distributed from deferrals, and earnings attributable to such deferrals, that have been credited to the Plan less than two years. Amounts in excess of Grandfathered Funds that are deferred into a Participant’s Distribution Option Account and earnings credited to such amounts may not be withdrawn under Article 11.
Section 11.2.    Acceleration of Periodic Distributions. Upon the Participant’s written election, the Participant or Participant’s Beneficiary who is receiving installment payments under the Plan may elect to have all or a percentage of the remaining installments that are attributable to Grandfathered Funds credited to the Participant’s Distribution Option Account distributed in the form of an immediately payable lump sum, provided the condition specified in Sections 11.3, 11.4 and 11.5 are satisfied.
Section 11.3.    Forfeiture Penalty. In the event of a withdrawal pursuant to Section 11.1, or an accelerated distribution pursuant to Section 11.2, the Participant shall forfeit from the sub-account of his Distribution Option Account from which the withdrawal is made an amount equal to 10% of the amount of the withdrawal or accelerated distribution, as the case may be. The forfeited amount shall be deducted from the applicable sub-account prior to giving effect to the requested withdrawal or acceleration. The Participant and the Participant’s Beneficiary shall not have any right or claim to the forfeited amount, and the Company shall have no obligation whatsoever to the Participant, the Participant’s Beneficiary or any other person with regard to the forfeited amount.
Section 11.4.    Minimum Withdrawal. In no event shall the amount withdrawn in accordance with Section 11.1 or 11.2 be less than 25% of the amount credited to the Participant’s Distribution Option Account immediately prior to the withdrawal.
Section 11.5.    Suspension from Deferrals. In the event of a withdrawal pursuant to Section 11.1 or 11.2, a Participant who is otherwise eligible to make deferrals under Section 4 shall be prohibited from making any deferrals with respect to the Plan Year immediately following the Plan Year during which the withdrawal is made, and any election previously made by the Participant with respect to deferrals for the Plan Year of the withdrawal shall be void and of no effect with respect to subsequent Salary and Bonus Deferrals for such Plan Year.
ARTICLE 12.    EARNINGS CREDITING OPTION BASED ON COMPANY STOCK
Section 12.1.    Insiders. Notwithstanding any other provision of the Plan, elections by “Insiders” (Participants who are considered by the Company to be subject to Section 16b of the Securities Exchange Act of 1934) to have their Distribution Option Account deemed to be invested in Sallie Mae common stock may not be changed for the entire period of time that the Distribution Option Account is maintained. With regard to Grandfathered Funds, any portion of an Insider’s Distribution Option Account deemed to be invested in Sallie Mae common stock shall be distributed in a lump sum, in the form of Sallie Mae common stock within 60 days of separation from Service. With regard to amounts in excess of Grandfathered Funds and earnings credited to such amounts, any portion of an Insider’s Distribution Option Account deemed to be invested in Sallie Mae common stock shall be distributed in a lump sum in the form of Sallie Mae common stock at least 6 months following Termination of Employment.
Section 12.2.    Designated Key Employees, Including Vice Presidents and Above. Notwithstanding any other provision of the Plan, for Participants who are or become a Designated Key Employee, or Vice President or above, any portion of such a Participant’s Distribution Option Account deemed to be invested in Sallie Mae stock may not be changed to another investment option for the entire period of time that the Distribution Option Account is maintained and shall be distributed in the form of Sallie Mae common stock. A Designated Key Employee is an employee who meets the definition of a “key employee” under Code Section 416(i) (without regard to paragraph 5 thereof).
Section 12.3.    Effective as of the Distribution, as defined in the Separation Agreement, each Account with amounts deemed invested in SLM Corporation common stock pursuant to the Predecessor Plan will be credited with a number of shares of SLM BankCo common stock equal to a fraction, the numerator of which is the product of the Pre-Distribution SLM BankCo Share Price and the number of shares of SLM Corporation common stock credited to such account and the denominator of which is the Post-Distribution SLM BankCo Share Price, rounded up to the nearest whole share in replacement of shares of SLM Corporation common stock credited to such account. Such amounts will be distributed, at the time otherwise specified in the Plan, in the form Sallie Mae common stock. Following the Distribution, any additional deferrals deemed to be invested in company stock will be deemed to be invested in Sallie Mae common stock.
ARTICLE 13.    MISCELLANEOUS
Section 13.1.    Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by Sallie Mae; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension, discontinuance or termination. Notwithstanding the foregoing, in no event shall any amendment, modification or termination be made in a manner that is inconsistent with the requirements under Code Section 409A, nor shall any amendment, modification or other act or exercise be effective which involves an unintentional material modification (within the meaning of Code Section 409A and any guidance issued thereunder) with respect to Grandfathered Funds.
Section 13.2.    Claims Procedure.

(a)	Claim
A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan administrator, setting forth the claim.

(b)	Claim Decision
Upon receipt of a claim, the Plan administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause.
If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)	The specific reason or reasons for such denial:

(2)	The specific reference to pertinent provisions of this Agreement on which such denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; and

(4)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review.

(c)	Request for Review
Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Plan administrator. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

(d)	Review of Decision
Within sixty (60) days after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
Section 13.3.    Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.
Section 13.4.    Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other Salary to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for the benefit of its employees.
Section 13.5.    No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.
Section 13.6.    Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable, to the extent permissible under State law. Such determination shall be made by the Committee.

Section 13.7.    Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan, except pursuant to a domestic relations order that would qualify as a Qualified Domestic Relations Order under section 414(p) of the Code. The Company’s obligations under this Plan may not be assigned or transferred except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.
Section 13.8.    Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations (for insurance purposes) as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Option Accounts in accordance with his prior elections.
Section 13.9.    Withholding Taxes. Subject to the requirements of Code Section 409A and any guidance issued thereunder, the Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however. shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
Section 13.10.    Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.
Section 13.11.    Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
Section 13.12.    Government Law. The Plan shall be construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

Section 13.13.    Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.
Section 13.14.    Gender. Singular or Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
Section 13.15.    Notice. Any notice or filing required or permitted to be given to the Plan administrator or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Plan administrator or the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

IN WITNESS WHEREOF, SLM Corporation has caused this Plan to be duly executed in its name and on its behalf as of the _____ day of         , 2015.
SLM Corporation

By

Bonnie Beasley
Senior Vice President and
Chief Human Resources Officer